Exhibit (h)(5)

April 30, 2011

Natixis Funds Trust I

Natixis Funds Trust II

399 Boylston Street

Boston, MA 02116

Re: Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

Natixis Asset Management Advisors, L.P. (“Natixis Advisors”) notifies you that it will waive its management fee (and, to the extent necessary, bear other expenses of the Funds listed below) through the dates indicated to the extent that the total annual fund operating expenses of each class of a Fund, exclusive of acquired fund fees and expenses, brokerage, interest, taxes and organizational and extraordinary expenses, such as litigation and indemnification expenses, would exceed the following annual rates:

Name of Fund	Expense Cap

July 30, 2010 through April 30, 2012:

Westpeak ActiveBeta® Equity Fund	1.20% for Class A shares
1.95% for Class C shares
0.95% for Class Y shares
December 15, 2010 through April 30, 2012:

Natixis Oakmark Global Fund*	1.40% for Class A shares
2.15% for Class C shares

Natixis Oakmark International Fund*	1.45% for Class A shares
2.20% for Class C shares
May 1, 2011 through April 30, 2012:

Absolute Asia Dynamic Equity Fund	1.75% for Class A shares
2.50% for Class C shares
1.50% for Class Y shares

Harris Associates Large Cap Value Fund	1.30% for Class A shares
2.05% for Class B shares
2.05% for Class C shares
1.05% for Class Y shares

Natixis Income Diversified Portfolio**	1.25% for Class A shares
2.00% for Class C shares

Natixis U.S. Diversified Portfolio***	1.40% for Class A shares
2.15% for Class B shares
2.15% for Class C shares
1.15% for Class Y shares

Vaughan Nelson Small Cap Value Fund	1.45% for Class A shares
2.20% for Class B shares
2.20% for Class C shares
1.20% for Class Y shares

Vaughan Nelson Value Opportunity Fund****	1.40% for Class A shares
2.15% for Class C shares
1.15% for Class Y shares

*	Harris Associates L.P. and Natixis Advisors have agreed to bear the waiver jointly on a pro rata basis relative to their advisory and sub-advisory fees, respectively.
**	The expense caps account for management fees payable to Natixis Advisors. Natixis Advisors and each subadviser to the Portfolio have agreed to share the waiver pursuant to separate side letter agreements.
***	The expense caps account for management fees payable to Natixis Advisors. Natixis Advisors and each subadviser to the Portfolio have agreed to equally bear the waiver.
****	Vaughan Nelson Investment Management, L.P. and Natixis Advisors have agreed to bear the waiver jointly on a pro rata basis relative to their advisory and sub-advisory fees, respectively.

With respect to each Fund, Natixis Advisors shall be permitted to recover operating expenses it has borne subsequent to the effective date of this agreement (whether through reduction of its management fee or otherwise) in later periods to the extent that a Fund’s total annual fund operating expenses fall below the annual rates set forth above. Provided, however, that a Fund is not obligated to pay any such deferred fees more than one year after the end of the fiscal year in which the fee was deferred.

During the periods covered by this letter agreement, the expense cap arrangement set forth above for each of the Funds may only be modified by a majority vote of the “non-interested” Trustees of the Trusts affected.

For purposes of determining any such waiver or expense reimbursement, expenses of the class of the Funds shall not reflect the application of balance credits made available by the Funds’ custodian or arrangements under which broker-dealers that execute portfolio transactions for the Funds’ agree to bear some portion of Fund expenses.

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the above referenced Funds with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

Natixis Asset Management Advisors, L.P.

By Natixis Distribution Corporation, its general partner

By:	/s/ Coleen Downs Dinneen
Coleen Downs Dinneen

Title:	Executive Vice President, General
Counsel, Secretary & Clerk